Exhibit 4.4

SCHEDULE 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of the Corporation

NOUVEAU MONDE GRAPHITE INC.

(“Nouveau Monde” or the “Corporation”)

331, rue Brassard
Saint-Michel-des-Saints QC, J0K 3B0

2.	Date of Material Change

December 31, 2020

3.	News Release

A news release, in French and English versions, was issued on December 31, 2020 through Globe Newswire, copies of which are attached hereto.

4.	Summary of Material Change

The Corporation announced the issuance of common shares in settlement of interests owed to a bondholder.

5.	Full Description of Material Change

The Corporation announced the issuance of an aggregate of 766,351 common shares of its share capital (the “Common Shares”) at a price of $1.04 per Common Share, in settlement of interests owed on a secured convertible bond in the principal amount of $15 million issued by the Corporation to Pallinghurst Graphite Limited (“Pallinghurst”) as announced in the press release dated July 15, 2020.

The payment of interest in the form of Common Shares of the Corporation takes place in favor of Pallinghurst, a holder of more than 10% of the securities of the Corporation, which constitutes a “transaction with a related party” within the meaning of Regulation 61-101 on measures to protect minority holders during specific transactions (“Regulation 61-101”) and within the meaning of Policy 5.9 the Stock Exchange - Measures to protect minority holders during specific transactions. However, the directors of the Corporation, who voted, have determined that the exemptions from the official valuation obligation and the approval of minority holders, provided for in sections 5.5 a) and 5.7 1) a) of Regulation 61-101 respectively, may be invoked as neither the fair market value of the shares issued to this insider nor the fair market value of the consideration paid does not exceed 25% of the market capitalization of the Corporation. No director of the Corporation has expressed a contrary opinion or disagreement in connection with the foregoing

The issuance of Common Shares is conditional upon the approval of the TSX Venture Exchange and will be subject to a hold period of 4 months and one day.

6.	Reliance on subsection 7.1(2) of Regulation 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For all additional information, please contact:

Mr. Eric Desaulniers

President and Chief Executive Officer
Telephone: (819) 923-0333

9.	Date of Report

January 7, 2021

NOUVEAU MONDE GRAPHITE INC.

By:	(s) Eric Desaulniers
Eric Desaulniers
President and Chief Executive Officer

PRESS RELEASE

For immediate release

NOUVEAU MONDE ANNOUNCES THE ISSUANCE OF COMMON SHARES IN SETTLEMENT OF INTERESTS OWED TO A BONDHOLDER

NOT FOR DISTRIBUTION TO UNITED STATES NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES

SAINT-MICHEL-DES-SAINTS, QUEBEC, December 31, 2020 – Nouveau Monde Graphite (“Nouveau Monde” or the “Corporation”) (TSXV: NOU; OTCQX: NMGRF; Frankfurt: NM9) announces the issuance of an aggregate of 766,351 common shares of its share capital (the “Common Shares”) at a price of $1.04 per Common Share, in settlement of interests owed on a secured convertible bond in the principal amount of $15 million issued by the Corporation to Pallinghurst Graphite Limited (“Pallinghurst”) as announced in the press release dated July 15, 2020.

The payment of interest in the form of Common Shares of the Corporation takes place in favor of Pallinghurst, a holder of more than 10% of the securities of the Corporation, which constitutes a “transaction with a related party” within the meaning of Regulation 61-101 on measures to protect minority holders during specific transactions (“Regulation 61-101”) and within the meaning of Policy 5.9 the Stock Exchange - Measures to protect minority holders during specific transactions. However, the directors of the Corporation, who voted, have determined that the exemptions from the official valuation obligation and the approval of minority holders, provided for in sections 5.5 a) and 5.7 1) a) of Regulation 61-101 respectively, may be invoked as neither the fair market value of the shares issued to this insider nor the fair market value of the consideration paid does not exceed 25% of the market capitalization of the Corporation. No director of the Corporation has expressed a contrary opinion or disagreement in connection with the foregoing

The issuance of Common Shares is conditional upon the approval of the TSX Venture Exchange and will be subject to a hold period of 4 months and one day.

A material change report relating to this transaction with a related party will be filed by Nouveau Monde no later than 21 days prior to the date on which the Common Shares are expected to be issued as the conditions in connection with the issuance of the Common Shares were not determined.

About Nouveau Monde

Nouveau Monde will be a key operator in the sustainable energy revolution. The Corporation is developing the only fully-integrated source of green battery anode material in the Western World. Targeting full-scale commercial operations by early 2023, the Corporation will provide advanced carbon-neutral graphite-based material solutions to the growing lithium-ion and fuel cell markets. With low-cost operations and the highest of ESG standards, Nouveau Monde will become a strategic supplier to the World’s leading battery and auto manufacturers, ensuring robust and reliable advanced material, while guaranteeing supply chain traceability.

Media	Investors

Julie Paquet	Christina Lalli
Director, Communications	Director, Investor Relations
450-757-8905 #140	438-399-8665
jpaquet@nouveaumonde.ca	clalli@nouveaumonde.ca

Subscribe to our news feed: http://nouveaumonde.ca/en/support-nmg/

Cautionary Note Regarding Forward-Looking Information

All statements, other than statements of historical fact, contained in this press release including, but not limited to the issuance of Common Shares to Pallinghurst as settlement of debts owed and, generally, the “About Nouveau Monde Graphite” paragraph which essentially describes Nouveau Monde’s outlook and objectives, constitute “forward-looking information” or “forward-looking statements” within the meaning of certain securities laws, and are based on expectations, estimates and projections as of the time of this press release. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Nouveau Monde as of the time of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. These estimates and assumptions may prove to be incorrect.

Many of these uncertainties and contingencies can directly or indirectly affect, and could cause, actual results to differ materially from those expressed or implied in any forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are provided for the purpose of providing information about management’s expectations and plans relating to the future. Nouveau Monde disclaims any intention or obligation to update or revise any forward-looking statements or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Further information regarding Nouveau Monde is available in the SEDAR database (www.sedar.com) and on Nouveau Monde’s website at: www.NouveauMonde.ca.

COMMUNIQUÉ DE PRESSE

Pour diffusion immédiate

NOUVEAU MONDE ANNONCE L’ÉMISSION D’ACTIONS ORDINAIRES EN RÈGLEMENT DES INTÉRÊTS DUS À UN DÉTENTEUR D’OBLIGATION

CE COMMUNIQUÉ NE DOIT PAS ÊTRE DIFFUSÉ, PUBLIÉ OU DISTRIBUÉ, EN TOUT OU EN PARTIE, AUX ÉTATS-UNIS

SAINT-MICHEL-DES-SAINTS, QUÉBEC, le 31 décembre 2020 – Nouveau Monde Graphite (« Nouveau Monde » ou la « Société ») (TSXV : NOU ; OTCQX : NMGRF ; Francfort : NM9) annonce l’émission de 766,351 actions ordinaires de la Société (les « Actions ordinaires »), au prix de 1.04$ par Action ordinaire, en contrepartie d’intérêts dus sur l’obligation convertible garantie d’un capital de 15 millions $ que la Société a émise à Pallinghurst Graphite Limited (« Pallinghurst ») tel qu’annoncé par le communiqué de presse daté du 15 juillet 2020.

Le règlement d’intérêts sous forme d’Actions ordinaires de la Société a lieu en faveur de Pallinghurst, un porteur de plus de 10 % des titres de la Société, ce qui constitue une « opération avec une personne apparentée » au sens du Règlement 61-101 sur les mesures de protection des porteurs minoritaires lors d’opérations particulières (le « Règlement 61-101 ») et au sens de la Politique 5.9 de la Bourse de croissance TSX - Mesures de protection des porteurs minoritaires lors d’opérations particulières. Cependant, les administrateurs de la Société qui ont voté ont déterminé que les dispenses de l’obligation d’évaluation officielle et de l’approbation des porteurs minoritaires, prévues respectivement aux articles 5.5 a) et 5.7 1) a) du Règlement 61-101 peuvent être invoquées, car ni la juste valeur marchande des Actions ordinaires émises à cet initié ni la juste valeur marchande de la contrepartie payée ne dépassent 25 % de la capitalisation boursière de la Société. Aucun administrateur de la Société n’a exprimé d’opinion contraire ou de désaccord en lien avec ce qui précède.

L’émission des Actions ordinaires est conditionnelle à l’approbation de la Bourse de croissance TSX et sera sujette à une période de conservation de 4 mois et un jour.

Une déclaration de changement important relative à cette opération avec une personne apparentée sera déposée par Nouveau Monde dans un délai moindre que 21 jours avant la date prévue pour l’émission des Actions ordinaires en raison du fait que les modalités dans le cadre de l’émission des Actions ordinaires n’étaient pas déterminées.

À propos de Nouveau Monde

Nouveau Monde est en voie de devenir un acteur clé de la révolution des énergies durables. La Société développe la seule source pleinement intégrée de matériaux écologiques d’anodes pour batteries en Amérique du Nord. Ciblant un lancement de ses opérations commerciales à pleine capacité pour le début de l’année 2023, la Société fournira des solutions carboneutres avancées de matériaux à base de graphite pour les marchés en pleine expansion des piles à combustible et des batteries Li-ion. Avec ses opérations à faible coût et en respectant les plus hautes normes ESG, Nouveau Monde deviendra un fournisseur stratégique pour les grands fabricants de batteries et de véhicules partout dans le monde, assurant un approvisionnement robuste et fiable en matériaux avancés tout en garantissant la traçabilité de la chaîne d’approvisionnement.

Médias	Investisseurs

Julie Paquet	Christina Lalli
Directrice, Communications	Directrice, Relations avec les investisseurs
450-757-8905, poste 140	438-399-8665
jpaquet@nouveaumonde.ca	clalli@nouveaumonde.ca

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Mise en garde relative aux énoncés prospectifs

Tous les énoncés, autres que les faits historiques, contenus dans le présent communiqué de presse, y compris, mais sans s’y limiter, toute information sur l’émission d’Actions ordinaires à Pallinghurst en règlement des intérêts dus et, en général, le paragraphe « À propos de Nouveau Monde Graphite » ci-dessus, qui décrit essentiellement les perspectives et les objectifs de Nouveau Monde, constituent de « l’information prospective » ou des « énoncés prospectifs » selon le sens attribué par certaines lois sur les valeurs mobilières, et sont fondés sur des attentes, des estimations et des prévisions faites en date du présent communiqué de presse. Les énoncés prospectifs reposent nécessairement sur un certain nombre d’estimations et d’hypothèses qui, bien que considérées comme raisonnables par Nouveau Monde au moment où ces énoncés ont été formulés, sont assujetties à des incertitudes et à des imprévus importants sur les plans opérationnel, économique et concurrentiel. Ces estimations et ces hypothèses peuvent s’avérer inexactes.

Plusieurs de ces incertitudes et de ces imprévus peuvent affecter directement ou indirectement ou pourraient faire en sorte que les résultats ou le rendement réels diffèrent considérablement de ceux avancés ou sous-entendus dans les énoncés prospectifs. Rien ne garantit que les énoncés prospectifs se révéleront exacts, car les résultats réels et les événements futurs pourraient différer de manière importante de ceux anticipés dans ces énoncés. Les énoncés prospectifs sont présentés dans le but de fournir de l’information sur les attentes actuelles de la direction et ses plans pour l’avenir. Nouveau Monde n’assume aucune obligation de mettre à jour ou de réviser ces énoncés prospectifs, ni d’expliquer toute différence importante entre les événements réels subséquents et ces énoncés prospectifs, sauf tel que l’exigent les lois en valeurs mobilières applicables.

La Bourse de croissance TSX et son fournisseur de services de réglementation (au sens attribué à ce terme dans les politiques de la Bourse de croissance TSX) n’assument aucune responsabilité quant à la pertinence ou à l’exactitude du présent communiqué de presse.

De plus amples renseignements concernant Nouveau Monde sont disponibles dans la base de données SEDAR (www.sedar.com) et sur le site internet de Nouveau Monde au : www.NouveauMonde.ca.